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                                                                    EXHIBIT 21.1

                         SUBSIDIARIES OF THE REGISTRANT

Todd-AO Productions, Inc., incorporated in California.

Todd-AO Studios East, Inc., incorporated in New York (parent) and Todd-AO East, incorporated in New York (subsidiary).

Todd-AO Digital Images, incorporated in California.

Todd-AO Video Services, incorporated in California.

Todd-AO Studios, incorporated in California.

Todd-AO Studios West, incorporated in California.

Todd-AO Europe Holdings Ltd. (formerly FCB 1120 Ltd.) incorporated in the U.K. (parent), Chrysalis/ Todd-AO Europe Ltd. incorporated in the U.K. (subsidiary) and Todd-AO/Filmatic Laboratories, Ltd. incorporated in the U.K. (subsidiary).

Todd-AO's Land of The Future, Inc., incorporated in California.

Todd-AO Preservation Services, incorporated in California.